NORTHEAST
INDUSTRIAL PARTNERS

From:
Northeast Industrial Partners
107 Audubon Rd., Suite 201
Wakefield MA 01880
Att: Bryan Ganz
Bryan@neindustrialpartners.com

To:
Security Devices International Inc.
125 Lakeshore Rd. E, Suite 300
Oakville ON L6L 1H3
Att : Dean Thrasher, Chief Operating Officer

Dear Dean:

As we discussed, Security Devices International (SDI) is at a critical juncture in as much as it is cash flow negative and only has enough cash on hand to remain in operations for approximately another ten months. At the same time, sales have been flat as the company has been unable to get potential customers over the "early adopter" syndrome. Moreover, if SDI can somehow raise additional capital to continue operations, it must deal with $1.4 million of maturing debt coming due in 14 months.

With this agreement Northeast Industrial Partners (NEIP) accepts a consulting assignment with SDI for a period of twelve months starting May 1, 2016 and running through April 30, 2017. The purpose of this consulting assignment will be to assist SDI in jump starting sales, reducing both product costs and operating costs, helping the Board put together a strong management team that can take the company to the next level and assisting the company in developing strategic alliances that can support the company both operationally and financially in order to put SDI on sound financial footing.

You have agreed that any assistance we provide to the company does not give rise to a lawyer-client relationship and that you have retained your own legal counsel to advise you on any legal matters that may arise as a result of NEIP's efforts.

Similarly, NEIP is not acting as a broker-dealer nor are we giving any advice on the sale of securities. Rather, our role is limited to providing assistance to the company in the following areas:

Financial Review and Overhead Reduction Recommendations - NEIP will review the financial results of SDI in detail and provide the Board with an overview of operations with a specific emphasis on identifying risks that need to be addressed. In addition NEIP will provide specific recommendations for the reduction or elimination of operating overhead through the elimination of unnecessary expenses and redundant personnel.

NEIP will assist SDI in creating an operating budget. On a monthly basis, NEIP will review the financial results and provide management with constructive feedback regarding the financial performance of the company including performance to budget and identify areas for improvement.

Personnel Evaluation and Management Structure - NEIP will review personnel and provide its assessment to the Board along with its recommendation for each member of the management team. In the event new team members are needed to be recruited, NEIP will head up the process and provide the Board with a slate of pre-reviewed candidates for their consideration.

Sales & Marketing - NEIP will review the sales and marketing program and will provide management with specific recommendations for increasing sales. These recommendations may include sales promotions, targeted sales efforts, joint venture sales efforts, spiffs, blitzes and price re-alignments. In addition, NEIP will review the sales approach and make suggestions where appropriate for improving SDI's sales process. NEIP will make itself available to meet with large potential customers, particularly international customers, where NEIP can help close the sale. Finally, NEIP will use its own contacts in the military and law enforcement to create opportunities for additional business.

NEIP will start compiling industry data and including data on the size of the market, the size and price point of our competitors and the customer base for non-lethal (less-lethal) products.

Product Augmentation and Re-alignment - NEIP will review the current product line and make recommendations for augmentation and re-alignment. NEIP will then assist SDI in identifying sources for the products it does not currently have. These sources may be acquisition candidates, joint venture partners or third party manufacturers. NEIP will also work with NEIP to help the company reduce its product acquisition costs.

Strategic Alliances – NEIP will help SDI identify potential strategic partners that can assist SDI with access to markets and potentially providing operating capital. Once identified, NEIP will assist management in negotiating any agreement and will assist management's auditors in the due diligence process which may include creating historical and pro form financial statements showing the potential synergies that could be created in the event the envisioned transaction is

an acquisition and / or merger. In the event an acquisition target is identified, NEIP will help SDI create a pitch book including combined pro forma financials that outlines the opportunity and highlights the synergies and advantages of bringing the two companies together.

Identify Sources of Capital - NEIP will help SDI identify sources of debt or equity capital to help it bridge to that point in time when the company is cash flow positive. NEIP will assist the company in putting together financial projections which can be used to present the company to potential investors.

Fee Structure

For services rendered by NEIP under this agreement, SDI will pay NEIP $250,000 USD. Of this amount, $50,000 shall be in cash and $200,000 shall be in stock of SDI. The payments shall be due as follows:

- First $25,000 in cash shall be due May 1, 2016
- Second $25,000 in cash shall be due July 1, 2016
- First $50,000 in stock shall be due August 15, 2016
- Second $50,000 in stock shall be due November 15, 2016
- Third $50,000 in stock shall be due February 15, 2017
- Fourth $50,000 in stock shall be due May 15, 2017.

The payments in stock are subject to the approval of the TSX Venture Exchange Inc. (the "Stock Exchange"). The number of shares of stock issued on a due date shall be calculated by dividing (i) the amount which is due, by (ii) the volume weighted average trading price per SDI common share on the Stock Exchange for the 20 day period preceding the due date (calculated by dividing the aggregate trading price of all common shares sold on the Stock Exchange during the period by the aggregate number of common shares sold on the Stock Exchange during the period). If the volume weighted average trading price is less than the minimum price permitted by the Stock Exchange, the price per common share used in the calculation shall be increased to the minimum amount permitted by the Stock Exchange.

Certificates representing the stock issued to NEIP under this agreement shall be held by SDI until the final installment of stock is due, at which time the certificates will be released to NEIP. Certificates will be issued as soon as reasonably possible after each due date, having regard to the requirement for filings and approvals from the Stock Exchange and the requirements of the SDI transfer agent.

In addition to any hold period and legending requirements under applicable United States federal and state law, the stock issued under this agreement may be subject to legending requirements and a four month hold period under Stock Exchange rules.

Board Seat

In the interim, prior to SDI's 2016 Annual General Meeting, Bryan Ganz will be appointed to the board of directors of SDI. Thereafter during the term of this agreement, SDI will nominate Bryan Ganz for re-election to the board. NEIP acknowledges that Bryan Ganz must be

acceptable to the Stock Exchange and that he will resign as a director if his appointment is not acceptable to the Stock Exchange. In the event that Bryan Ganz is not acceptable to the Stock Exchange, NEIP shall have the right to substitute an alternate director that is acceptable to the board of directors of SDI.

Reasonable and Ordinary Expenses

NEIP will be reimbursed for all reasonable and ordinary expenses incurred in the due course of providing its services under this agreement. In the event that NEIP proposes to travel in the course of performing services hereunder, those travel related expenses shall be approved in advance by SDI. The engagement of consultants or experts by NEIP also shall be subject to the prior approval of SDI. NEIP will provide receipts and explanations on a timely basis to SDI and SDI agrees to process such payments as part of its normal payables procedures but in no case more than 30 days from receipt.

Company Cooperation

SDI shall provide NEIP its full cooperation including access to all pertinent information relating to both its historic financial and operating results as well as its projected financial and operating results. Additionally, SDI will share with NEIP any information in its possession relating to any proposed target company and will promptly advise NEIP if it learns of any material changes of that information, held. In conjunction with providing this information, SDI shall provide access to management personnel and staff as appropriate to answer questions and assist NEIP in performing its duties.

SDI represents to NEIP that SDI will not knowingly (i) provide any information to NEIP which contains any misstatement or untrue statements of a material fact or (ii) omit to state any and all material facts necessary to make the statements not false or misleading in light of the circumstances in which they were made. SDI will continue to inform NEIP of any material developments or matters that occur or come to the attention of SDI, its shareholders, directors, officers, members, employees or affiliates. In performing its services hereunder, NEIP shall be entitled to rely, without investigation, upon all information that is available from public sources as well as all other information supplied to it, by or on behalf of SDI or its advisors, and shall not be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of SDI's assets.

NEIP represents to SDI that NEIP's provision of information and representations to potential investors or financing parties (written and oral) shall be consistent with the information provided by SDI and shall not contain material misstatements, omissions or deviations from such information provided by SDI.

Access to Company Materials

SDI shall provide NEIP access to documents, company data and other information and/or materials as may be necessary for NEIP to perform its duties. NEIP shall use such materials only for the purpose of this engagement and shall return all materials to SDI at the conclusion of the engagement.
NEIP acknowledges that it has executed a non-disclosure agreement dated May 2, 2016 in favour of SDI and that this non-disclosure agreement continues in effect and is binding on NEIP and its officers, directors and employees with respect to information received under this agreement.

Advice about Possible Outcomes

Either at the commencement of this engagement or during the course of our work, we may express opinions or beliefs regarding various matters or courses of action and the results that might be anticipated. Any such statement made by any representative of NEIP is intended to be an expression of an opinion only, based on information available to us at the time and should not be construed by you as a promise or guarantee.

SDI should consult with its own advisors concerning legal, tax, accounting or regulatory matters related to SDI and is responsible for making its own independent investigation and appraisal of the transactions contemplated by this agreement, and, except as otherwise provided herein, NEIP has no responsibility or liability to SDI or its creditors or security holders with respect to such matters.

Limitation of Liability

NEIP and SDI have discussed the risks and rewards associated with this agreement as well as the fee for services and agree to allocate certain of the risks so that to the fullest extent permitted by law, the total aggregate liability of NEIP and its officers, directors, shareholders, managers and employees to SDI and all third parties for all claims whatsoever related to the deliverables and services provided hereunder including any cause of action in contract, tort or strict liability shall not exceed the total amount of the fees actually paid to NEIP by SDI as set forth in this agreement. In no event shall NEIP be liable for any lost profits, incidental, exemplary, punitive or consequential damages.

Indemnification

SDI shall indemnify and hold harmless NEIP and its directors, officers, agents, consultants, employees, members and controlling persons (each an "NEIP Indemnified Person") from and

against all losses, claims, damages or liabilities, including punitive damages, arising out of all actions, claims, proceedings and investigations made by third parties against NEIP and relating to the services provided by NEIP pursuant to this engagement and to reimburse each NEIP Indemnified Person for all reasonable legal and other out-of pocket expenses as incurred by each NEIP Indemnified Person in connection with investigating, preparing against or defending any such action, claim, proceeding or investigation. Such legal expenses will specifically include those incurred by NEIP in any action between NEIP and SDI relating to this paragraph, provided that such action is finally adjudicated in favor of NEIP. SDI shall not be so liable under this paragraph to the extent that any such loss, claim, damage or liability is finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct of any NEIP Indemnified Person

NEIP shall indemnify and hold harmless SDI and its directors, officers, agents, consultants, employees, members and controlling persons (each an "SDI Indemnified Person") from and against all losses, claims, damages or liabilities, including punitive damages, arising out of all actions, claims, proceedings and investigations made by third parties against SDI and relating to the services provided by NEIP pursuant to this engagement and to reimburse each SDI Indemnified Person for all reasonable legal and other out-of pocket expenses as incurred by each SDI Indemnified Person in connection with investigating, preparing against or defending any such action, claim, proceeding or investigation. Such legal expenses will specifically include those incurred by SDI in any action between SDI and NEIP relating to this paragraph, provided that such action is finally adjudicated in favor of SDI. NEIP shall not be so liable under this paragraph to the extent that any such loss, claim, damage or liability is finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct of any SDI Indemnified Person.

Independent Contractor

SDI acknowledges that it has retained NEIP solely to provide the services set forth in this agreement. In rendering such services, NEIP will act as an independent contractor, and NEIP owes duties arising out of this engagement solely to SDI and not to any other person, including SDI's creditors or security holders. SDI acknowledges that nothing in this agreement is intended to create duties to SDI beyond those expressly provided for in this agreement, and NEIP specifically disclaims the creation of any fiduciary relationships between, or the imposition of any fiduciary duties on, either party.

Termination

If either party fails to observe or perform any of its obligations under this agreement and that default continues for a period of 15 days after notice from the other party specifying the

default, the non-defaulting party shall be entitled to give written notice to the defaulting party terminating this agreement.

Miscellaneous

- If any term of provision of this agreement is declared to be invalid or unenforceable by a court of competent jurisdiction, or if such term or provision of this agreement shall be severable from and shall not affect the validity of any other term or provision of this agreement.
- This agreement shall be governed by the laws of the state of Delaware.
- This agreement constitutes the entire understanding of the parties and may be modified, amended or cancelled only by a written instrument executed by both parties.

Northeast Industrial Partners

By: ______________________

Date June 14, 2016

Security Devices International Inc.

By: DEAN THRASHER/COO

Date June 15, 2016

EXTENSION AGREEMENT

This extension agreement is dated this 1st day of May, 2017 and is entered into between Northeast Industrial Partners LLC ("NEIP") and Security Devices International Inc. ("SDI").

RECITALS:

A. NEIP and SDI entered into an agreement (the "Original Agreement") executed by NEIP on June 14, 2016 and executed by SDI on June 15, 2016. Under the Original Agreement, NEIP agreed to provide services as more particularly described in the Original Agreement and SDI agreed to compensate NEIP.

B. The parties have agreed to extend the Original Agreement until such time as either of them may elect to terminate the Original Agreement.

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree with each other as follows:

1. **Extension**: NEIP and SDI hereby agree that the Original Agreement is extended for that period of time (the "Extension") from and including May 1, 2017 until such date as either of them terminates the Original Contract on not less than 15 days prior written notice to the other of them.

2. **President**: During the Extension, SDI shall appoint a designee of the Consultant (the "Consultant's Designee") as SDI's President, who shall serve in such capacity without additional compensation from SDI. Unless the parties otherwise agree in writing, the Consultant's Designee shall be Bryan S. Ganz.

3. **Compensation**: For services rendered by NEIP during the Extension, SDI will pay NEIP USD$62,500 within 15 days following every consecutive three month period during the Extension. For example, the first three month period will run from May 1, 2017 to July 31, 2017 and the payment for that period will be due on August 15, 2017. If the Extension is terminated on a day other than the first day of any such three-month period, the amount paid to NEIP for that three-month period shall be prorated on a per diem basis and paid within 15 days following that termination.

4. **Payment in Stock**: All payments of the consulting fee during the Extension shall be made by the issuance of common shares in the capital of SDI (the "Common Shares"). The number of Common Shares issued on a due date shall be calculated by dividing (i) the amount which is due, by (ii) the volume weighted average trading price per Common Share on the TSX Venture Exchange (the "Stock Exchange") for the 20-day period preceding the due date (calculated by dividing the aggregate trading price of all Common Shares sold on the Stock Exchange during that 20-day period by the aggregate number of common shares sold on the Stock Exchange during that 20-day period). If the volume weighted average trading price is less than the minimum price permitted by the Stock Exchange, the price per Common Share used to determine the number of Common Shares received by NEIP shall be increased to the minimum amount permitted by the Stock Exchange.

The Issuance of Common Shares to NEIP under this agreement is subject to Stock Exchange approval.

5. **No Escrow**: The following sentence in the Original Agreement, under the heading "Fee Structure", shall be deleted from the Original Agreement during the Extension:

> "Certificates representing the stock issued to NEIP under this agreement shall be held by SDI until the final installment of stock is due, at which time the certificates will be released to NEIP."

6. **Consent to Collection and Use of Information**. NEIP agrees that SDI may collect information about NEIP for the purposes of completing the issuance of Common Shares under Section 4, which includes, without limitation, preparing and registering certificates representing the Common Shares and completing filings required by the securities commissions, Stock Exchange and/or other securities

regulatory authorities. NEIP agrees that such information may be disclosed by SDI to: (a) securities commissions, the Stock Exchange and/or other securities regulatory authorities, (b) the Corporation's registrar and transfer agent, and (c) any of the other parties involved in the issuance of the Common Shares. In the case of information provided to the securities commissions and other securities regulatory authorities, such information is being collected indirectly by them for the purpose of the administration and enforcement of the applicable securities laws and NEIP authorizes the indirect collection of such information by them. In the case of the Stock Exchange, such information is being collected by them for the purposes identified by them from time to time. NEIP consents to the foregoing collection, use and disclosure of such information and to the collection, use and disclosure of such information by the securities commissions, Stock Exchange and/or other securities regulatory authorities. The title, business address and business telephone number of the public official in Ontario who can answer questions about the Ontario Securities Commission's indirect collection of the information is the Administrative Assistant to the Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 (Telephone: 416-593-3684).

7. **Legend**: For purposes of complying with securities laws and Stock Exchange rules, the certificates representing the Common Shares issued to NEIP Section 4 shall bear the following legends:

> "WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [4 MONTHS PLUS ONE DAY FROM THE ISSUE DATE]"

> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES HAVE BEEN ACQUIRED BY THE HOLDER THEREOF FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO COUNSEL FOR THE CORPORATION THAT THE TRANSACTION WILL NOT RESULT IN A VIOLATION OF UNITED STATES FEDERAL OR STATE SECURITIES LAWS.

(continued)

8. **Continuation**: The parties confirm that the Original Agreement continues in full force and effect and unamended, except as amended by this agreement.

9. **Enurement**: This agreement shall enure to the benefit and be binding upon the parties hereto and their respective legal personal representatives, executors, successors and assigns; provided that this agreement may not be assigned by either party.

IN WITNESS of which this agreement has been executed.

SECURITY DEVICES INTERNATIONAL INC.

Witness

By: ____________________

Title: CEO

NORTHEAST INDUSTRIAL PARTNERS LLC

Witness

By: ____________________

Title: CEO